Quantum Technologies P R E S S R E L E A S E

I N V E S T O R R E L A T I O N S:

Dale Rasmussen

Phone (206) 315-8242

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, CA 92614

Phone (949) 399-4500

Fax (949) 399-4600

www.qtww.com

Nasdaq: QTWW

Quantum Technologies Receives Notice Regarding Minimum Bid Price Rule

Irvine, CA - January 4, 2008 - Quantum Fuel Systems Technologies Worldwide, Inc. (the "Company") today announced that it received notice on December 28, 2007 from The Nasdaq Stock Market ("NASDAQ") that for 30 consecutive business days the Company's common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), the Company has until June 25, 2008, to regain compliance. The notice has no effect on the listing of the Company's securities at this time, and its common stock will continue to trade on the NASDAQ Global Market under the symbol "QTWW".

The Company can regain compliance if at any time prior to June 25, 2008, the bid price of the Company's common stock closes at $1.00 or higher for a minimum of 10 consecutive business days, although NASDAQ may, in its discretion, require the Company to maintain a bid price of at least $1.00 for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance.

If the Company does not regain compliance with the minimum bid price requirement by June 25, 2008, NASDAQ staff will provide the Company with written notification that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Listings Qualifications Panel. Alternatively, the Company may apply to transfer its securities to the NASDAQ Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement of Marketplace Rule 4310(c)(4). In the event of such a transfer, the Company will be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.

The Company has not yet determined what action, if any, it will take in response to this notice, although the Company intends to monitor the closing bid price of its common stock between now and June 25, 2008, and to consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the NASDAQ minimum closing bid price requirement.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum's portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

Quantum has also formed a new company with Fisker Coachbuild, LLC, which is called Fisker Automotive, Inc. Fisker Automotive will offer a range of environmentally friendly premium cars, incorporating Quantum's proprietary high-performance plug-in-hybrid electric vehicle architecture, known as "Q-Drive," into a unique chassis that will enable optimizing the performance and vehicle dynamics.

Information regarding Quantum's products and services can be found at www.qtww.com.

Forward Looking Statements

Except for historical information, the statements, expectations, and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, future opportunities for Quantum and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Reference should also be made to the risk factors set forth from time to time in the Company's SEC reports, including but not limited to those contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2007. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Email: drasmussen@qtww.com

©2008 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600